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                                                                   EXHIBIT 10.56


                                December 5, 2000


Mr. Scott C. Verges
President
Burnham Pacific Properties, Inc.
100 Bush Street, 24th Floor
San Francisco, CA  94104

Dear Scott:

Pursuant to our recent discussions, the purpose of this letter is to memorialize certain agreements between Burnham Pacific Properties, Inc. ("BPP"), Developers Diversified Realty Corp. ("DDRC"), DDR Real Estate Services, Inc. ("DDR") and Coventry Real Estate Partners ("Coventry").

In return for the agreement made by DDRC, Coventry and Prudential Real Estate Investors ("PREI") (collectively referred to as the "Purchaser") to accelerate the closing of the San Diego Factory Outlet Center and Meridian Village (the "Properties"), BPP agrees to the following:

(i) to delete the event of default set forth in Section 8.2(g) of the Liquidation Services Agreement ("LSA") which provides that DDR is in default under the LSA if DDR does not timely purchase 10% of BPP's common stock before January 31, 2001, and BPP confirms that DDR shall have no obligation to purchase any BPP stock; and

(ii) to pay the Purchaser an incremental $39,000 to compensate the Purchaser for the excess legal and administrative costs associated with the early closing of the Properties and the closing of additional properties in an additional closing tranche, which amount shall be payable upon the execution of this letter and close of escrow of the Properties on or before December 5, 2000.

In addition to the foregoing, the parties hereby confirm that the fee structure agreed to in the LSA will remain in place with DDR/Coventry receiving, on a monthly basis, 4% of gross revenues and 2% of gross revenues for property management and asset management services,


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respectively, which fees shall be payable in accordance with the terms of the
LSA following approval by BPP's shareholders of the plan of liquidation (such approval expected to be granted at the annual shareholder meeting on December 15, 2000). DDR would not be responsible for payment of existing third party managers and would not credit BPP for any personnel costs. BPP shall remain liable for the payment of all fees under all existing third party property management contracts until such property management contracts are terminated; provided, however, that Purchaser shall be liable for any on going obligations under property management contracts for properties acquired by Purchaser to the extent Purchaser elects not to terminate such property management contracts or engages such third party property manager beyond closing.

In addition to the foregoing, in order to allow BPP to deliver termination notices to all its third party property managers on December 1, 2000, if BPP does not obtain shareholder approval of its plan of liquidation, DDR hereby agrees to manage all of BPP's remaining properties in accordance with the terms of the LSA and under the economic terms of the existing third party management contracts upon termination of such contracts; provided, however, that DDR and BPP shall have no right to terminate such management obligation except by delivery of 180 days notice to the other party. In consideration for BPP's ability to terminate early the third party property management agreements and DDR's agreement to assume such management obligations, BPP agrees to pay DDR/Coventry $150,000, payable upon execution of this letter and close of escrow of the Properties on or before December 5, 2000.

All parties agree that any resulting amendments required to the LSA to reflect the deletion of Section 8.2(g) will be made subsequent to the execution of this letter but in accordance with its terms.

If you are in agreement with the terms of this letter, please execute where indicated.

Thank you.


Sincerely,



/s/ Peter F. Henkel

Peter F. Henkel
Managing Principal

/s/ Scott Verges

Scott Verges
President
Burnham Pacific Properties, Inc.